For immediate release
                                      Renaissance Cosmetics, Inc.
                                      955 Massachusetts Avenue
                                      Cambridge, MA  02139
                                      Tel: (617) 497-5584


                              PRESS RELEASE



CAMBRIDGE, MA - August 15, 1996 - Renaissance Cosmetics, Inc. announced today that it has sold 85,000 units consisting of $85 million aggregate liquidation preference 14% Senior Redeemable Preferred Stock, Series B and Warrants to purchase approximately 17% of its outstanding common stock on a fully-diluted basis.  Renaissance will use the net proceeds from this offering, together with $5 million of proceeds it will receive from the sale of its Common Stock to occur concurrently with this offering, to redeem its outstanding senior preferred stock issued during

May and June of 1996, to finance the Company's previously announced acquisitions and for general corporate purposes.  The 85,000 units include 5,000 units being sold pursuant to the exercise of an option granted to the initial purchaser, exercisable within thirty days, to purchase up to an additional 20,000 units.  The net proceeds, if any,

from the exercise of the option to purchase up to an additional 15,000 units will be used by the Company to repay indebtedness and for general corporate purposes.



          Dividends on the preferred stock are payable at the rate of 14%

per year in cash or by issuance of additional shares of preferred stock,

at Renaissance's option, through August 31, 2002, and in cash thereafter;

provided that dividends shall

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be paid in cash on the first dividend

payment date following the earlier of one year from the date of redemption of the Company's existing senior notes or August 31, 2002.  If the Company does not pay cash after August 15, 1999 or at any time that is required to do so, the dividend rate will increase during each quarter of non-payment up to a maximum rate of 17% per annum.  The preferred stock may be redeemed at the option of the Company on or after September

1, 1999, initially at 108% of the liquidation preference, declining ratably to 100% of the liquidation preference on or after September 1,

2003, in each case plus accrued and unpaid dividends thereon.  The

Company is required to redeem all outstanding shares of preferred stock on August 31, 2006.



          Renaissance manufactures, markets and distributes fragrances,

cosmetics and related products which it sells through the domestic and international mass-market or self-select distribution channels.

Renaissance brands are sold to over 1,000 retailers with approximately

25,000 locations throughout the United States, and are sold in over 42 foreign countries worldwide.  The Renaissance family of fragrance brands includes several classic brands such as "CHANTILLY," "TABU" and "CANOE."

Through its Cosmar subsidiary, Renaissance is the largest manufacturer and marketer of artificial fingernails and related nail care products in the United States, and its brands include "LAJOIE," and "PRO10.

          This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units, the Senior Redeemable

Preferred Stock, the Warrants or

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the Common Stock issuable upon exercise of the Warrants.  The securities offered in the offering have not been registered under the Securities Act of

1933 or under state securities laws, and may not be offered or sold in the

United States absent registration or qualification or an applicable exemption from registration or qualification requirements.
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